EXHIBIT 99.1

Farmer Bros. Co. Reports First Quarter Results

•	Net sales increased 11% to $121.2 million
•	Loss from operations improved $7.4 million
•	Adjusted EBITDAE improved $10.2 million

TORRANCE, Calif.—(GLOBE NEWSWIRE)—Nov. 8, 2011—Farmer Bros. Co. (NASDAQ: FARM) reported a net loss of $7.6 million, or $0.50 per share, for its fiscal first quarter ended September 30, 2011, compared with a net loss of $9.9 million, or $0.66 per share, for its prior year fiscal first quarter. Loss from operations was $4.6 million in the fiscal first quarter ended September 30, 2011 compared to loss from operations of $12.0 million in the fiscal first quarter of the prior year. Adjusted EBITDAE for the first quarter of fiscal 2012 improved $10.2 million to $11.3 million from $1.1 million in the first quarter of the prior fiscal year.

“We are very pleased with the significant improvement in our operating results largely as a result of the efficiencies and expense reductions achieved by our organization,” said Interim Co-CEO and Chief Financial Officer, Jeffrey Wahba. “With some stabilization in the cost of coffee from earlier in the year, we look to continued improvement in our operating results in the quarters ahead.”

Net sales for the first quarter of fiscal 2012 increased $12.5 million, or 11%, to $121.2 million from $108.7 million in the first quarter of the prior fiscal year, primarily due to the increases in list prices of our coffee, cappuccino, cocoa and selected spice products, offset in part by the effect of a decrease in the number of customers who purchased our products as compared to the same period in the prior fiscal year.

“Strengthening our offerings and supporting our field operations to better serve our customers continue to be a primary focus for our organization. We believe this will continue to differentiate us as a value-added national direct store coffee, tea and culinary partner and will be a key factor in improving net sales and operating income performance in the coming quarters,” said Interim Co-CEO, Patrick Criteser.

Cost of goods sold in the first quarter of fiscal 2012 increased $16.7 million, or 26%, to $81.5 million, or 67% of sales, from $64.8 million, or 60% of sales, in the first quarter of the prior fiscal year, primarily due to higher raw material costs including an 81% increase in the average cost of green coffee beans compared to the same period in the prior fiscal year, which has only been partly offset by price increases for finished goods, and changes in the mix of our customers and the products we sell to them.

Gross profit in the three months ended September 30, 2011 decreased $4.2 million, or 10%, to $39.7 million, as compared to $43.9 million during the three months ended September 30, 2010. Gross margin decreased to 33% in the fiscal quarter ended September 30, 2011 from 40% in the comparable period in the prior fiscal year.

Operating expenses in the fiscal quarter ended September 30, 2011 decreased $11.6 million, or 21%, to $44.4 million, or 37% of sales, from $56.0 million, or 51% of sales, in the first quarter of the prior fiscal year primarily due to lower payroll and related expenses resulting from decreased employee headcount. Lower pension expense accrual due to the curtailment of the Farmer Bros. Salaried Employees Pension

Plan also contributed to the decrease in operating expenses. Additionally due to cost control measures put in place during the prior fiscal year, operating expenses such as travel and entertainment expenses and rent expense decreased in the quarter ended September 30, 2011 compared to the same period in the prior fiscal year.

Total other expense in the fiscal quarter ended September 30, 2011 was $2.6 million as compared to total other income of $2.5 million in the fiscal quarter ended September 30, 2010. Total other expense in the fiscal quarter ended September 30, 2011 included $2.7 million in net unrealized derivatives losses recorded compared to $1.5 million in net unrealized derivatives gains recorded in the comparable period of the prior fiscal year. Higher interest expense of $0.6 million in the three months ended September 30, 2011 as compared to $0.4 million in the three months ended September 30, 2010 also contributed to the increase in total other expense.

Income tax expense in the three months ended September 30, 2011 was $0.3 million compared to $0.4 million in the three months ended September 30, 2010. Income tax expense for the quarter ended September 30, 2011 includes no benefit from the pretax loss because of a $3.1 million increase in the Company’s valuation allowance related to its deferred tax assets.

About Farmer Bros. Co.

Farmer Bros. Co. is a manufacturer, wholesaler and a direct distributor of coffee, tea and culinary products nationwide. It offers thousands of items under a broad portfolio of recognized brands, including roasted coffees, cappuccinos and cocoas; assorted hot and iced teas; spices and seasoning blends; salad dressings, sauces and soup bases. Its product lines and services are specifically focused on the needs of its customers: foodservice establishments including restaurants, hotels, casinos, and non-commercial foodservice providers, as well as retailers such as convenience stores, coffee houses, and general merchandisers. It also provides private-label coffee programs to retailers through its wholly-owned subsidiary, Coffee Bean Intl., a specialty coffee roaster. For more information, go to: www.farmerbros.com.

Non-GAAP Financial Measures

In addition to net income (loss) determined in accordance with United States Generally Accepted Accounting Principles (GAAP), the Company uses certain non-GAAP financial measures, such as “Net income (loss) excluding LIFO impact,” “EBITDAE” and “Adjusted EBITDAE,” in assessing its operating performance. The Company believes that these non-GAAP measures serve as appropriate measures to be used in evaluating the performance of its business.

The Company defines Net income (loss) excluding LIFO impact as net income (loss) excluding the impact of LIFO charge or credit. The Company defines EBITDAE as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization expense, employee stock ownership plan (“ESOP”) and share-based compensation expense, non-cash impairment losses, and net gains and losses from derivatives and investment portfolio. The Company defines Adjusted EBITDAE as EBITDAE excluding the impact of LIFO charge or credit. The Company believes that the use of the LIFO method of inventory valuation for coffee, tea and culinary products results in better matching of costs and revenues. Net income (loss) excluding LIFO impact, EBITDAE and Adjusted EBITDAE as defined by the Company may not be comparable to similarly titled measures reported by other companies. The Company does not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net loss and reported basic and diluted net loss per common share to net loss excluding LIFO impact and basic and diluted net loss per common share excluding LIFO impact, respectively (in thousands, except share and per share data):

	Three Months Ended September 30,
	2011	2010
Net loss, as reported	$(7,584)	$(9,873)
LIFO charge, net of taxes of zero (1) (2)	$6,660	$3,595

Net loss, excluding LIFO impact	$(924)	$(6,278)
Weighted average common shares outstanding, basic and diluted	15,182,147	14,975,216
Net loss per common share, as reported	$(0.50)	$(0.66)
Net loss per common share excluding LIFO impact, basic and diluted	$(0.06)	$(0.42)

Set forth below is a reconciliation of reported net loss to EBITDAE and Adjusted EBITDAE (in thousands):

	Three Months Ended September 30,
	2011	2010
Net loss, as reported	$(7,584)	$(9,873)
Income tax expense	346	361
Interest expense	575	402
Depreciation and amortization expense	7,923	7,461
ESOP and share-based compensation expense	790	1,078
Net loss (gain) from derivatives and investment portfolio	2,621	(1,897)

EBITDAE	$4,671	$(2,468)
LIFO charge, net of taxes of zero(1) (2)	6,660	3,595

Adjusted EBITDAE	$11,331	$1,127

(1)	LIFO charge had no impact on income tax benefit since the Company has recorded a 100% valuation allowance against deferred tax assets.

(2)	Actual valuation of inventory under the LIFO method is made only at the end of each fiscal year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations must necessarily be based on management’s estimates of expected fiscal year-end inventory levels and costs. Because these estimates are subject to many forces beyond management’s control, interim results are subject to the final fiscal year-end LIFO inventory valuation.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical facts and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the Company’s ability to successfully integrate the CBI and DSD

Coffee Business acquisitions, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties securities and other investment vehicles in which the Company has invested its short-term assets, as well as other risks described in this press release and other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,
	2011	2010
Net sales	$121,197	$108,743
Cost of goods sold	81,512	64,798

Gross profit	39,685	43,945

Selling expenses	35,681	43,163
General and administrative expenses	8,634	12,801

Operating expenses	44,315	55,964

Loss from operations	(4,630)	(12,019)

Other (expense) income:
Dividend income	359	679
Interest income	15	74
Interest expense	(575)	(402)
Other, net	(2,407)	2,156

Total other (expense) income	(2,608)	2,507

Loss before taxes	(7,238)	(9,512)
Income tax expense	346	361

Net loss	$(7,584)	$(9,873)

Net loss per common share – basic and diluted	$(0.50)	$(0.66)

Weighted average common shares outstanding – basic and diluted	15,182,147	14,975,216
Cash dividends declared per common share	$—	$0.115

Source: Farmer Bros. Co.

Jeffrey Wahba (310) 787-5241

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